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                                                                    EXHIBIT 23.4



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Breed Technologies, Inc. of our report dated October 31, 1997 (which contains an explanatory paragraph relating to Safety Restraint Systems' transactions and relationships with AlliedSignal, Inc.) relating to the combined financial statements of Safety Restraint Systems, a Division of AlliedSignal, Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
Bloomfield Hills, Michigan
June 22, 1998